Exhibit 99.l

Autoliv AB (publ)

Attention: Treasurer

World Trade Center

Klarabergsviadukten 70

Box 703 81

SE – 107 24 Stockholm

Sweden

Luxembourg, July 15, 2011

Subject: Autoliv Safety systems R&D RSFF (FI N° 25.350) (SERAPIS 20080700)

Finance Contract between European Investment Bank (“EIB”) and Autoliv AB (publ) and Autoliv Inc. dated 17 December 2009 and 18 December 2009 (the “Finance Contract”), as amended.

•	Changes to the Finance Contract regarding the Final Availability Date, the Margin and the loan tenor.

Dear Sirs,

1.	We refer to the Finance Contract. Unless the context otherwise requires or unless otherwise defined in this amendment letter, words and expressions used in the Finance Contract shall have the same meanings when used in this amendment letter.

2.	Further to your request and our discussions on below amendments the Borrower and the Bank hereby agree that, when the Borrower shall have signed this amendment letter, it will take effect and the Finance Contract shall be amended as follows and references in the Finance Contract to “this Contract”, “herein” and similar references shall be read and construed as references to the Finance Contract as supplemented and amended by the provisions of this amendment letter:

2.1	Recital (10) The definition of Final Availability Date shall be amended to read as follows:

“Final Availability Date” means the date which is 36 months from the date of signature of the Contract.

2.2	Recital (10) The definition of Margin shall be amended to read as follows:

“Margin” means 26 basis points (0.26%).

2.3	Article 4.01 (b) iii) shall be amended to read as follows:

“(iii) the first repayment date of each Tranche shall be a Payment Date falling not later than the first Payment Date immediately following the 2nd (second) anniversary of the Scheduled Disbursement Date of the Tranche and the last repayment date shall be a Payment Date falling not earlier than 4 (four) years and not later than 8 (eight) years from the Scheduled Disbursement Date.”

2.4	A new Article 4.01(c) shall be inserted to read as follows:

“4.01(c) Single instalment

Alternatively, the Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Notice, being a date falling not less than 3 (three) years or more than five (5) years from the Scheduled Disbursement Date.”

3.	Save as expressly set out herein, this amendment letter will not (and will not be deemed to be) a consent, agreement or waiver in respect of any other provisions or conditions of the Finance Contract. The terms and conditions of the Finance Contract are hereby confirmed and shall remain in full force and effect and the terms of this amendment letter shall be strictly without prejudice to the Bank’s rights, powers and discretions under the Finance Contract.

4.	This amendment is subject to an administrative fee of EUR 405 000 to be paid within 30 days from the date of signature of this amendment letter.

5.	The provisions of Article 11 (Law and Jurisdiction) and Article 12.02 (Form of Notice) of the Finance Contract shall be incorporated into this letter as if set out in full in this amendment letter and as it references in those articles to “this Contract” are references to this amendment letter.

In order to indicate your agreement to the above amendment, we kindly request you to date and duly sign each of the four originals of this amendment letter. Please forward all four originals to Autoliv Inc for the countersignature of the guarantor. Please return to us two originals at your earliest convenience together with evidence of authority to sign this amendment letter as well as evidence satisfactory to the Bank that the execution of this amendment letter by the Borrower has been duly authorised.

Yours faithfully

EUROPEAN INVESTMENT BANK

Agreed and accepted for and on behalf of Autoliv AB (publ)

/s/ Mats Wallin, Hannes Wadell
Date: Stockholm July 18, 2011

Agreed and accepted for and on behalf of Autoliv Inc. (Guarantor)

/s/ Jan Carlson, Lars Sjöbring
Date: Stockholm July 18, 2011